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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933



                            AGATE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                 Delaware                              94-3334052
     (State or other jurisdiction of      (I.R.S. Employer Identification No.)
      incorporation or organization)

              16000 Carmenita Road
              Cerritos, California                      90703
    (Address of principal executive offices)          (Zip Code)


                Agate Technologies, Inc. Consultants' Equity Plan
                            (Full title of the plan)

                                 Francis CS Khoo
                              16000 Carmenita Road
                           Cerritos, California 90703
                     (Name and address of agent for service)

                                 (562) 483-1095
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- -------------------- --------------------- --------------------
                                                Proposed maximum      Proposed maximum
 Title of Securities        Amount to be       offering price per    aggregate offering        Amount of
   to be registered         registered(1)           share(2)              price(2)         registration fee
----------------------- --------------------- -------------------- --------------------- --------------------
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock                 4,000,000               $0.07               $280,000              $66.92
----------------------- --------------------- -------------------- --------------------- --------------------

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock option plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant's outstanding common stock.

(2) Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on December 18, 2001, as reported on the OTC Electronic Bulletin Board.


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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents are hereby incorporated by reference into this Registration Statement:

         (a) The Annual Report on Form 10-KSB for the fiscal year ended March 31, 2001, filed by the Registrant with the Securities and Exchange Commission (the "Commission") on June 29, 2001, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

         (b) The Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, filed by the Registrant with the Commission on August 20, 2001.

         (c) The Quarterly Report on Form 10-QSB for the quarter ended September 30, 2001, filed by the Registrant with the Commission on November 19, 2001.

         (d) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         The Registrant's Certificate of Incorporation authorizes it to issue up to 75,000,000 shares of Common Stock, par value $.00001 per share, and 15,000,000 shares of Preferred Stock, par value $.00001 per share.

Common Stock

         The Registrant is authorized to issue 75,000,000 shares of Common Stock, $.00001 par value per share, of which 16,354,939 are authorized or outstanding as of October 25, 2001. The Registrant has also issued options to purchase 1,595,500 shares of Common Stock.

         Each share of Common Stock is entitled to one vote. The holders of Common Stock are entitled to receive dividends whenever funds are legally available, when, as and if declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. In the event of a liquidation or dissolution of the Registrant, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any

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outstanding Preferred Stock. The Common Stock has no pre-emptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the Common Shares presently outstanding are fully paid and non-assessable.

Preferred Stock

         The Registrant is authorized to issue 15,000,000 shares of Preferred Stock, $.00001 par value per share, of which 2,075,000 shares have been designated as Series A Preferred Stock. The remainder is undesignated. As of October 31, 2001, there were outstanding 1,825,000 shares of Preferred Stock held of record by one shareholder. Under the Registrant's Certificate of Incorporation, Preferred Stock is issuable in series and the Registrant's Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to, or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series without further action by the Registrant's stockholders.

         The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Registrant without further action by the shareholders, may discourage bids for the Registrant's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and the voting and other rights of the holders of Commons Stock. At present, the Registrant has no plans to issue any of the unissued Preferred Stock.

Series A Preferred Stock

         The material rights, preferences and privileges of the Series A Preferred Stock are described below:

         Conversion: At the option of the holder of Series A Preferred Stock, each share of Series A Preferred Stock is convertible into the number of fully paid and non-assessable shares of Common Stock which results from dividing the conversion price per share in effect for the Preferred Stock at the time of conversion into the per share conversion value of such shares. The initial conversion price per share is $3.50, which is subject to adjustment from time to time. Conversion is automatic at its then effective conversion rate immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, converting the offer and sale of Common Stock in which the aggregate proceeds raised equal, or exceed, $5,000,000, or when fewer than 150,000 shares of Series A Preferred Stock are outstanding.

         Liquidation: In the event of liquidation, dissolution, or winding up of the Registrant, other than in connection with a merger or sale of all or substantially all of the assets of Registrant, the holders of the Series A Preferred Stock and

                                       3
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         Parity Preferred Stock (see below) receive certain distributions prior to any distribution to holders of Common Stock. The amount of this priority distribution is $3.50 per share in the case of Series A Preferred Stock, plus declared but unpaid dividends thereon. In the event that the full priority distribution may not be made, the Parity Preferred Stock and Series A Preferred Stock share in the distribution so that each series receives the same percentage of its respective priority distribution.

         Voting: Series A Preferred Stock does not have voting rights, except for class voting rights provided under Delaware law to modify or amend the rights of the Series A Preferred Stock, to create a series of stock senior to the Series A Preferred Stock, to reclassify or reverse split the Series A Preferred Stock, or to cancel accrued dividends.

         Dividends: The holders of Series A Preferred Stock are entitled to receive dividends out of any assets legally available, prior and in preference to any declaration or payment of any dividend on the Common Stock, at the rate of $ .175 per share per year, or if greater (as determined on a per-year basis and on an as-converted basis for the Preferred Stock), an amount equal to that paid on the Common Stock. Such dividends are payable when, as, and if declared by the Board of Directors and are not cumulative. As of October 31, 2001, no dividends have been declared.

         Redemption: The Registrant may redeem any or all of the Series A Preferred Stock by paying cash equal to the sum of $3.50 for each outstanding share of Series A Preferred Stock, plus any declared but unpaid dividends.

         Covenants: As long as 60% of the Series A Preferred Stock remains outstanding, the Company shall not, without the consent of a majority of the outstanding Series A Preferred Stock: (a) amend the Certificate of Incorporation or Bylaws to the material detriment of the holders of the Series A Preferred Stock; (b) authorize or issue shares of any class having a preference or priority over the Series A Preferred Stock as to dividends or assets; or (c) reclassify any shares of Common Stock into shares having a preference or priority over the Series A Preferred Stock as to dividends or assets.

         Parity Preferred Stock: The Registrant may create one or more series of Parity Preferred Stock at any time as desired by its Board of Directors without the approval of its shareholders. Parity Preferred Stock is Preferred Stock that is convertible into Common Stock, but not on terms more favorable than those of the Series A Preferred Stock, votes on an as-converted basis, and has liquidation and dividend rights similar to those of the Series A Preferred Stock but based upon the original issue price of such Parity Preferred Stock.

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Item 5.  Interests of Named Experts and Counsel.

         Pollet & Richardson, A Law Corporation, has given an opinion on the validity of the securities being registered hereunder. From time-to-time, Erick Richardson, a principal in the law firm of Pollet & Richardson, as well as other attorneys employed by Pollet & Richardson, own shares of the Registrant's Common Stock with a collective value exceeding $50,000.

Item 6.  Indemnification of Directors and Officers.

         The Registrant's Certificate of Incorporation and its bylaws provide for the indemnification of its officers and directors to the maximum extent allowable under Delaware law. The Registrant has entered into agreements with each of its directors and with its Chief Executive Officer and Chief Financial Officer to provide, subject to certain exceptions and in accordance with applicable law, payment on request for expenses incurred by the indemnitee in any action brought against the indemnitee because of his or her position with the Registrant or in any action brought on behalf of the Registrant to which the indemnitee is a party. Each director and officer must agree that he or she will return to the Registrant any amount paid on his or her behalf for such expenses if it is determined by a court of competent jurisdiction that he or she is not entitled to indemnity.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         4.1      Certificate of Incorporation, as amended(1)
         4.2      Bylaws(1)
         5        Opinion regarding legality
         23.1     Consent of Singer Lewak Greenbaum & Goldstein LLP
         23.2     Consent of Pollet & Richardson (included in Exhibit 5)
         99       Agate Technologies, Inc. Consultants' Equity Plan

(1) Incorporated by reference from the Registrant's Current Report on Form 8-K filed on June 10, 1999 by ARCA CORP., Exhibit O to Exhibit 10.19.

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide

                                       5
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offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cerritos, State of California, on this 21st day of December, 2001.

                                     Agate Technologies, Inc.



                                     By: /s/ FRANCIS CS KHOO
                                        ----------------------------------------
                                        Francis CS Khoo, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



Dated:  December 21, 2001            /s/ FRANCIS CS KHOO
                                     -------------------------------------------
                                     Francis CS Khoo,
                                     Chief Executive Officer, Director



Dated:  December 21, 2001            /s/ SHIRLEY OOI
                                     -------------------------------------------
                                     Shirley Ooi,
                                     Chief Financial Officer, Director

                                       7
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                                INDEX TO EXHIBITS

Exhibit Number    Description

4.1               Certificate of Incorporation, as amended(1)
4.2               Bylaws(1)
5                 Opinion regarding legality
23.3              Consent of Singer Lewak Greenbaum & Goldstein LLP
23.4              Consent of Pollet & Richardson (included in Exhibit 5)
99                Agate Technologies, Inc. Consultant's Equity Plan

(1) Incorporated by reference from the Registrant's Current Report on Form 8-K filed on June 10, 1999 by ARCA CORP., Exhibit O to Exhibit 10.19.

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